UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 29, 2007

The Finish Line, Inc.
(Exact Name of Registrant as Specified in Charter)

Indiana	0-20184	35-1537210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3308 North Mitthoeffer Road, Indianapolis, Indiana	46235
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (317) 899-1022

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

The Finish Line, Inc. (the “Company”) previously disclosed a lawsuit filed by Genesco, Inc. (“Genesco”) in the Chancery Court in Nashville, Tennessee relating to the proposed acquisition of Genesco by the Company (the “Merger”) pursuant to the Agreement and Plan of Merger (the “Agreement”) dated June 17, 2007, among The Finish Line, Inc., Headwind, Inc. and Genesco, Inc. On November 21, 2007, the Company received a grand jury subpoena from the Office of the U.S. Attorney for Southern District of New York to produce on December 7, 2007, documents relating to the Merger. The Company is not required to testify at the grand jury investigation if these documents are produced. The Company is in the process of complying with the subpoena, and does not believe that the Company or its executives are targets of the investigation.

The Company has provided notice to Genesco in the lawsuit and under Section 6.10 of  the Agreement that the ongoing investigation by the Office of the U.S. Attorney for the Southern District of New York of alleged violations of federal fraud statutes in connection with the Merger, and the probable consequences that will follow from the investigation and the alleged violations that are the subject of the investigation (including attendant costs, business disruption, expected civil litigation, a possible SEC investigation, potential liability, and costs and injury to Genesco’s business resulting therefrom) constitute a material breach of the Agreement, including without limitation a breach of Sections 3.5, 3.7, 3.8 and 3.20 of the Agreement.  The Company also stated in the notice that these violations, either individually or together with other occurrences specified in prior notices to Genesco, constitute a Company Material Adverse Effect and, unless cured in accordance with the terms of the Agreement, will cause a condition precedent to the Company’s obligation to close the Merger to fail.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2007	The Finish Line, Inc.

	By:	/s/ Kevin S. Wampler
Kevin S. Wampler
Executive Vice President, Chief Financial Officer and Assistant Secretary